EXHIBIT 10.37

[*] = Information redacted pursuant to a confidential treatment request. Such omitted information has been filed separately with the Securities and Exchange Commission.

AMENDMENT NUMBER ONE TO  VALUE ADDED RESELLER AGREEMENT

THIS AMENDMENT (“Amendment”), is made and entered into as of the date last executed, below (“Amendment Effective Date”), by and between Cingular Interactive, L.P. (formerly known as BellSouth Wireless Data, L.P., which was formerly known as RAM Mobile Data USA Limited Partnership), with an address at 10 Woodbridge Center Drive, Woodbridge, New Jersey 07095 (“Cingular”), and Palm, Inc., with an address at 5470 Great America Parkway, Santa Clara, CA 95052. (“Palm”).

WHEREAS, Cingular and Palm have entered into a “Value Added Reseller Agreement”, dated February 21, 1997 (the “Agreement”);

WHEREAS, Cingular and Palm desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, Cingular and Palm hereby agree to amend the Agreement as follows:

1.
Except as otherwise provided herein, all of the terms, covenants and conditions used herein shall have the meanings ascribed to them in the Agreement. In the event of a conflict among the terms and conditions of this Amendment and the Agreement, the following order of precedence shall prevail:

a.	this Amendment; and
b.	the Agreement.

2.
Throughout the Agreement the word “Cingular” shall replace the word “RAM” and the word “Palm, Inc.” shall replace the words “Palm Computing. Inc., a wholly-owned subsidiary of U.S. Robotics Corporation” and “Palm Computing.”

2.1	Terms: The following definitions are added to the Agreement:

“Palm VII”—means a Subscriber Unit where the equipment is either a Palm VII or Palm VIIx device.

“[*]”—means a Subscriber Unit where the equipment is a second generation wireless Palm VII device, currently with the code name “[*]” to be marketed as the Palm i705

“[*] Launch Date”—means the date of the general retail launch of the [*] device.

3.	Paragraph 2.g. is added as follows:

“From time to time the parties may agree on additional airtime subscriber categories to be provided by Cingular and paid for by Palm. To expedite the introduction of such additional airtime subscriber categories, the parties will prior to the commercial availability of such additional subscriber categories, complete and sign an Additional Airtime Subscriber Category Amendment substantially in the form as set forth in Schedule 2.g. Once signed by both parties, the Additional Airtime Subscriber Category will be incorporated into Schedule 2b, “Schedule of Charges”.

4.	Paragraph 2.h. is added as follows:

“In the event that Palm desires to activate or authorize the activation over any Ninety (90) day period for a single customer of more than [*] [*] Subscribers (as those terms are described in Schedule 2b) where Palm could reasonably anticipate that such Subscribers will likely use the Cingular Services at a “single location”, (“Single Location Subscriptions”) then Palm shall notify Cingular prior to activating or authorizing the activation of any such Single Location Subscriptions. Should Palm fail to follow this process, then Cingular shall have the ability, [*] until such time as Cingular has been able to perform a site survey and has had the ability to install necessary network components to support the additional capacity requirements if any. Notwithstanding the foregoing, Cingular may not provide any information provided by Palm for any sales related activities and Cingular is expressly forbidden from providing any of this Single Location Information to its direct or indirect sales organizations or channels. Additionally, Cingular shall not [*] without formal five (5) day advance notification to Palm’s designated representatives as defined herein. Cingular hereby agrees that [*] for Cause. Cause for purposes of this Section 2.h is defined as follows: [*]. A “single location” for purposes of this paragraph means a single building or series of buildings in close proximity in which subscribers would connect to the network. The parties agree that the approval process set forth in this paragraph is to assist Cingular in single location network capacity planning, and that nothing herein creates any additional or further warranty by Cingular with respect to the Cingular Facilities or Cingular Services.”

5.
The parties acknowledge and agree that “Confidential Information” as defined in Section 7.a shall include any information exchanged between the parties with respect to [*] and that the terms and conditions of Section 7 shall apply to any use and disclosure of such Confidential Information.

6.	Paragraph 8.a. is deleted in its entirety and is replaced with:

“a.    The “Initial Term” shall be one (1) year from the Amendment Effective Date, unless sooner terminated pursuant to the terms of the Agreement.”

7.	Paragraph 8.b. is deleted in its entirety and is replaced with:

“b.    Not less than [*] prior to the end of the Initial Term or any then existing Renewal Term, the parties shall either provide written notice to the other party that such renewal shall not occur or meet and compare the average actual monthly usage for each Subscriber Category set forth in Schedule 2b (unless such Additional Airtime Subscriber Category as described in Schedule 2.g requires otherwise) with the Assumed Monthly Usage. The parties shall negotiate in good faith new Subscriber Unit charges for such Subscriber Category based on the average actual monthly subscriber usage. If the parties cannot agree on a new Subscriber Category price then at either party’s option and upon written notice to the other party hereto, a party may (i) no longer offer such Subscriber Category or (ii) exercise its option not to renew the then-current term of the Agreement. If neither party exercises its option under 8.b(ii), the Agreement shall be renewed for an additional one (1) year period (each a “Renewal Term”).”

8.	Paragraph 14.a.2 is deleted in its entirety and is replaced with :

“if to Palm:

Palm, Inc.
5470 Great America Parkway
Santa Clara, CA 95052
Attention: Tim Roper, Head of Global Access

With a copy (which shall not constitute notice) to:

Palm, Inc.
5470 Great America Parkway, Building 9
Santa Clara, CA 95052
Attention: Stephen Yu, Vice President and General Counsel”

9.	The line entitled “Registration Fee” in Paragraph I of Schedule 2.b. of the Schedule of Charges is deleted and replaced with the following:

“Registration Fees [*]—Palm shall pay Cingular Registration Fees pursuant to the following Registration Fee table.

Registration Fee Table

[*]	[*]

[*]	[*]

[*]	[*]

10.	Paragraph III, entitled “Monthly Subscriber Unit Charges” as set forth in Schedule 2b, “Schedule of Charges” is deleted in its entirety and replaced with the following:

“III.    Monthly Subscriber Pricing

[*]

A.    Palm VII

1.    Name of Subscriber Category:    All Palm VII Subscription Units

Price:    [*]

B.    [*]

Cingular and Palm agree that this section 10.III.B entitled “[*]—Monthly Subscriber Pricing” shall become effective in the event the parties do not enter into a written [*] prior to the commercial availability of the product currently known as “[*]”. [*] Both parties agree to use commercially reasonable efforts in good faith to complete this [*] prior to the commercial availability of [*]. Should the [*] not be executed prior to the commercial availability of [*] for any reason whatsoever, then Palm shall pay Cingular the charges set forth in this Section 10.III.B for all Cingular Services with respect to usage of [*] Devices.

1.    Name of Subscriber Category:    Consumer Subscribers

Brief Description of Subscriber Category:    Consumer Subscribers are those Subscribers that have purchased and activated [*] devices for their personal use in accessing the standard Palm.net services. Consumer Subscribers have access to the complete suite of Palm.net Services and there is no customization or other corporate use of such units (except as set forth below) that can be readily recognized and identified by Palm. Cingular agrees that consumer subscribers using the Palm “Re-Director” email solution shall be categorized within this “Consumer Subscriber” category.

Price:    [*], except that, each Consumer Subscriber is subject to [*].

Monthly Usage Assumption:    Based on average use today of [*] that will grow to [*]. This usage assumption will be reviewed every [*] after the [*] Launch Date and Palm and Cingular agree to negotiate in good faith new monthly pricing. In the event the parties cannot agree on a new monthly price, then Cingular may at its discretion and upon [*] written notice, [*] into the Consumer Subscriber category. In such event, Cingular shall continue to provide service for previously activated subscribers in the Consumer Subscriber category, at Palm’s option, until such time as Palm has transitioned the service to another provider under reasonable commercial conditions [*]. Palm will be responsible for fees incurred by the existing subscriber base under the transition period.

2.    Name of Subscriber Category:    Corporate Email Subscriber

Brief Description of Subscriber Category:    The Corporate Email Subscriber has access to corporate email, as well as PIM data. This category relates only to subscribers identifiable by Palm as being Corporate Email Subscribers and whose application usage is ascertainable by Palm.

Price:    [*]

Monthly Usage Assumption:    [*] This usage assumption is subject to a review every [*] after the [*] Launch Date and Palm and Cingular agree to negotiate in good faith new monthly pricing. In the event the parties cannot agree on a new monthly price, then Cingular may at its discretion and upon [*] written notice, [*] into the Corporate Email Subscriber category. In such event, Cingular shall continue to provide service for previously activated subscribers in the Corporate Email Subscriber category, at Palm’s option, until such time as Palm has transitioned the service to another provider under reasonable commercial conditions [*]. Palm will be responsible for fees incurred by the existing subscriber base under the transition period.

3.    Name of Subscriber Category:    Business Applications

Brief Description of Subscriber Category:    Business Application Subscribers that are positively identified by Palm as being within this category enable subscribers from both inside and outside an enterprise to access and manage critical customer account information. Customer Relations Management (CRM) applications are designed to improve customer relationships. Sales Force Automation (SFA) applications are designed to automate sales force efforts. Access to Corporate Databases provides the subscriber with timely critical information. CRM, SFA and Access to Corporate Databases are examples of Business Applications. This category is to be narrowly construed and specifically does not include event management such as dispatch applications or field services applications, transportation and telemetry applications, corporate email or peer to peer messaging. This category relates only to subscribers identifiable by Palm as being Business Applications subscribers.

Price:    [*]

Monthly Usage Assumption:    [*] plus access to Corporate Databases. This usage assumption is subject to a review every [*] after the [*] Launch Date and Palm and Cingular agree to negotiate in good faith new monthly pricing. In the event the parties cannot agree on a new monthly price, then Cingular may at its discretion and upon [*] written notice, [*] into the Business Applications category. In such event, Cingular shall continue to provide service for previously activated subscribers in the Business Applications Subscriber category, at Palm’s option, until such time as Palm has transitioned the service to another provider under reasonable commercial conditions [*]. Palm will be responsible for fees incurred by the existing subscriber base under the transition period.

4.    Name of Subscriber Category:    Combined Corporate Email and Business Applications Subscribers

Brief Description of Subscriber Category:    Subscribers Identified in the category are those who combine the services described in 2 and 3 above and who are identifiable by Palm as being subscribers of Corporate Email and Business Applications.

Price:    [*]

Monthly Usage Assumption:    [*] for service as described above. This usage assumption is subject to a review every [*] after the [*] Launch Date and Palm and Cingular agree to negotiate in good faith new monthly pricing. In the event the parties cannot agree on a new monthly price, then Cingular may at its discretion and upon [*] written notice, [*] into the Combined Corporate Email and Business Applications Subscribers category. In such event, Cingular shall continue to provide service for previously activated subscribers in the Combines Corporate Email and Business Applications Subscribers category, at Palm’s option, until such time as Palm has transitioned the service to another provider under reasonable commercial conditions [*]. Palm will be responsible for fees incurred by the existing subscriber base under the transition period.

5.    Name of Subscriber Category:    Vertical Applications

Brief Description of Subscriber Category:    Subscribers utilize applications for event management such as dispatch applications, field services applications, and delivery/transportation applications. This category relates only to subscribers identifiable by Palm as being Vertical Application subscribers.

Price:    [*]

6.    Name of Subscriber Category:    Other Vertical Subscriber Categories will be identified jointly between Palm and Cingular. Usage assumptions and pricing will also be negotiated as the categories are identified, as described in paragraph 3 above.

B.
At the end of each month, [*] in each Subscriber Category (“Subscriber Report”). Upon prior written request of Cingular (Audit Request Date), Palm will make available to Cingular during normal business hours all records necessary for Cingular to verify the Subscriber Report (the “Audit”). In the event that Cingular determines during the Audit that Subscribers have been reported in the wrong Subscriber Category, and such activations are to the detriment of Cingular, then Palm agrees to investigate Cingular’s claim and to accept or reject that claim within [*] of Palm’s receipt of the Audit results. If Palm accepts Cingular’s claim then Palm will pay Cingular within [*] the difference between the amount received by Cingular and the amount that would have been received by Cingular had the subscriber unit been reported in the correct Subscriber Category. If the Audit reveals that Subscribers have been reported in the wrong Subscriber Category, and such activations are to the detriment of Palm, then Palm shall immediately move those subscribers to the correct category at no cost to Palm. If Palm rejects Cingular’s claim, then both parties agree to retain the services of an independent third party auditor to investigate the claim and make an objective recommendation. If the parties cannot agree upon an auditor within [*], then the parties shall retain the services of a mutually acceptable certified public accountant. If the results of such investigation show that Palm does in fact owe an amount to Cingular, then Palm will pay Cingular within [*] the difference between the amount received by Cingular and the amount that would have been received by Cingular had the subscriber been reported in the correct Subscriber Category. Palm will also pay for the costs associated with the audit; however, in no event will Palm pay for more than two (2) such audit in a twelve (12) month period. If Palm is found to be compliant with the Agreement and not in default of any amounts per this section 8.2.B, then Cingular will pay all costs associated with this third party audit. The Parties agree that these audits may be performed for any period within [*] immediately prior to the Audit Request Date. Audits will not be performed for time periods greater than [*] in the past unless both parties agree to perform such audits. As part of the audit, Palm will provide a [*] breakdown of Mobitex Activation Numbers (“MAN”) to subscriber category. As part of the [*] invoice, and for use with reconciliation, Cingular, will provide the following: MAN, Subscriber Category, kilobyte usage, total amount charged, activation charge.

11.	A new Section V is added to Schedule 2b, “Schedule of Charges” as follows:

“V.    [*]....... [*]

The [*] entitles Palm to the Monthly Palm Traffic Detail Report and Host Detail Report in Cingular’s standard electronic format and/or hard copy as presented in Attachment X.”

12.	A new section VI is added to the Schedule 2b, “Schedule of Charges” as follows:

“VI.    [*]....... [*]

On or before the fifth business day of each month, Palm shall provide Cingular a list of the MAN’s to be moved from the Consumer Subscriber Category to any other Subscriber Category. [*] The list shall be provided electronically and in the format set forth in Schedule 2b1. Cingular shall charge Palm, and Palm agrees to pay the Secondary Activation Fee. Once the MAN has been moved to a different Subscriber Category, Palm agrees to pay the monthly charges associated with such Subscriber Category.”

13.	“VII. [*] Customer. Cingular warrants that as of the Amendment Effective Date, [*]”

14.	Schedule 1.c, “Use of RAM Logo” is replaced with “Use of Cingular Logo and Branding Guidelines.”

15.	Schedule 6, attached hereto, entitled “Service Level Agreement” is hereby added to the Agreement.

Except as modified and/or amended herein, all of the terms, covenants and conditions contained in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Palm and Cingular have caused this Amendment to be duly executed by their respective duly authorized representatives as of the day and year first above written. This Amendment will not be fully executed and binding on the parties unless and until authorized signatures of both parties are affixed hereto.

Palm, Inc.		Cingular Interactive, L.P.

By:	/s/ Todd Bradley	By:	/s/ illegible

Title:	Chief Operating Officer	Title:	V.P of Marketing—Data and Mternet

Date:	11/28/01	Date:	11/13/01

SCHEDULE 1.c

Use of Cingular Logo and Branding Guidelines
Use of Palm brand

As contained in paragraph 1.c of the Agreement, Palm agrees to abide by the Cingular Logo and Branding Guidelines in effect at the time of their utilization, provided that Palm shall be afforded a commercially reasonable period of time following any change to such Guidelines by Cingular to transition to such new Guidelines. The Cingular Logo and Branding Guidelines, which are modified from time to time, may be found on the Cingular Interactive web site at: http://www.cingularinteractive.com/abo/brand/index.html

Any use of the Palm brand, Palm logo and Palm trademark must be agreed upon in writing by Palm.

SCHEDULE 2b1

Format for Notifying Cingular
of MANs Changing to Different Subscriber Categories

The Palm to provide Cingular with an Electronic Format for will include the following variables for each Subscriber that is changed :

MAN Number
Current Category
New Category
Date of Change

Additionally a spreadsheet in an Excel format must be provided on a monthly basis detailing the following

1)	The category status of all customers beginning of the Month

MAN Number
Subscriber Category

2)	The category status of all customers at the end of the Month

MAN Number
Subscriber Category

3)	A list of Subscriber Category Changes

MAN Number
Current Category
New Category

SCHEDULE 2.g.

Additional Subscriber Category Amendment

Name of Subscriber Category:

Brief Description of Subscriber Category:

Subscriber Price:

Monthly Usage Assumption:

Effective Date:

Term/Review Period:

Restrictions or Other Comments:

Palm, Inc.	Cingular Interactive, L.P.

By:	By:

Title:	Title:

Date:	Date:

Schedule 6

Service Level Agreement

Section I—Network Availability and Reliability

1. Network	Availability

Cingular agrees to use commercially reasonable efforts to operate the Cingular Facilities [*], except for downtime associated with scheduled preventative maintenance (“PM”). All scheduled PM that in Cingular’s opinion may have a significant impact on Palm’s subscriber’s ability to use the Cingular Facilities will be performed, where commercially reasonable, during the Maintenance Window (as such term is defined below). Cingular further agrees to notify Palm’s network operations center (“NOC”) at least seven (7) days in advance of any PM that in Cingular’s opinion may have a significant impact on Palm’s subscriber’s ability to use the Cingular Facilities. The Maintenance Window is defined as that period from Monday 12:01 AM PST to Monday 3:00 AM PST. Nothing herein shall preclude Cingular from taking any action, or performing any operation with respect to the Cingular Facilities that Cingular in its sole opinion determines is necessary or prudent, subject to Cingular’s obligations to Palm under paragraph 2, below (“Packet Success Rate”).

2. Packet	Success Rate

2.1. The Packet Success Rate will be reported to Palm within fifteen (15) days of the last day of each calendar month. (each calendar month a “Report Period”) The report will set forth the Packet Success Rate for each Measurement Period (as defined below) during the month. For purposes of determining how many Measurement Periods are in a Report Period, a Measurement Period that includes both calendar days in a new month and calendar days in the preceding month shall be included in the new month’s Report Period. By way of example only, if January 31st is on a Wednesday, then the last four (4) days of January will be included in February’s Report Period. The Packet Success Rate (PSR) expressed as a percentage is calculated as follows:

PSR = WPSR x 100%

And Where:

WPSR = Weekly Packet Success Rate = (TPP-TPND)/TPP

And Where:

TPP = Total Packets Presented to the network for delivery during the Measurement Period, and;

TPND = Total Packets Not Delivered during the Measurement Period solely as a result of a network failure (where “Delivered” means that the data packets are acknowledged as received by the radio modem or the host, as the case may be and as recorded in the Network Traffic logs), and;

The Measurement Period is from Sunday, 12:01 a.m. EST to the following Sunday, 12:01 a.m. EST.

2.2    Palm acknowledges and agrees that the PSR is based on total Cingular Network activity, and not solely on Palm activity. Cingular is not responsible for network elements not provided by Cingular or any of its subcontractors. Table A below specifies when Cingular Interactive is required to issue a credit against Palm’s Monthly Subscription Charges due for Services for the next full billing period. The table also specifies the amount of Service credit due.

Table A

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

The credits set forth in the above tables are not cumulative. By way of example only, assume that there were [*].

2.3    If the PSR is below the Packet Success Rate Objective for more than one Measurement Period in each of three consecutive months, then Palm shall have the right at its sole obligation to terminate this Agreement, and in such case, neither party shall have any further liability whatsoever with respect to this Agreement, except as may be expressly provided herein.

2.4.    This Section I sets forth Palm’s [*] and Cingular’s [*] in the event Cingular does not meet the obligations set forth therein.

Section II—Network Monitoring

Cingular and Palm agree to participate in development and beta testing of real-time Network Monitoring Tools. The definition of “Network Monitoring Tools” will be developed and agreed upon jointly. The parties shall use commercially reasonable efforts to finalize the definition of the Network Monitoring Tools within thirty (30) days of the execution of this Amendment. The parties further agree to develop a mutually agreeable time line for delivery of the Network Monitoring Tools no later than sixty (60) days after the Effective Date.

During the period between the Effective Date and the Delivery Date of the Network Monitoring Tools, Cingular agrees to the Escalation Plan set forth below and the objectives set forth in the Operations Plan developed under the Agreement.

Escalation Plan

Primary Contact: Network Operations Center
Phone: [*]

Email: [*]

For issues relating to end user problems please direct customers to 888-756-7256 or 407-531-4400

Customer uses the Mobitex Network via their Frame Relay Network. Palm connects to Mobitex via routers that are housed in the NCC’s and each hub location.

The following host connections are through the (IAG) Internet Access Gateway’s

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

[*]

[*]

Types of Outage Notification: Base or Higher, notify the NOC and email.

Ensure that all primary contacts and Account Team are notified on any outage that affects this account.

Problems with corrupt or delayed FTP traffic files use the following process in addition to notification to the Palm NOC

[*]
[*]
[*]

Notification:
Account Team is to be contacted on all events that affect this customer.

Position	Name	I@P	Phone Number

Program Director	[*]	[*]	[*]

Technology	[*]	[*]	[*]

Sales Operations	[*]	[*]	[*]

Strategic Accounts Coordinator	[*]	[*]	[*]

Director Customer Support	[*]	[*]	[*]

V.P. Customer Support	[*]	[*]	[*]

Program Manager	[*]	[*]	[*]

Billing Analyst	[*]	[*]	[*]

NCC Manager	[*]	[*]	[*]

Director Customer Engineering	[*]	[*]	[*]

Director NTS	[*]	[*]	[*]